Exhibit 10.13

[New Pasqal]

Société anonyme au capital de [_] euros

Siège social : [_]

[_] RCS [_]

(la « Société »)

(the “Company”)

[Beneficiary]

[Address]

Paris, le [_]

Paris, on [_]

Objet : Attribution d’options de souscription ou d’achat d’actions de la Société

Object: Letter of stock-options of the Company

[Chère / Cher] [Madame / Monsieur],

Dear [Sir / Madam]

Nous avons le plaisir de vous informer par la présente que, par décisions en date du [_], le Conseil d’Administration de la Société a, en application de la délégation donnée par les actionnaires de la Société le [_], décidé de vous attribuer gratuitement et conditionnellement [_] options de souscription ou d’achat d’actions de la Société (les « Options »).

We are pleased to inform you hereby that, by decisions dated [_], the Company’s Board of Directors has, pursuant to the delegation granted by the shareholders of the Company on [_], decided to grant to you, for free and conditionally, [_] stock-options of the Company (the “Options”).

Ces Options sont soumises aux stipulations du règlement que vous trouverez joint aux présentes (le « Règlement du Plan »).

These Options are subject to the provisions of the plan rules attached hereto (the “Rules”).

Les termes et expressions commençant par une lettre majuscule et qui ne sont pas définis dans ce courrier ont la signification qui leur est donnée dans le Règlement du Plan.

Capitalized terms and expressions not defined in this letter shall have the meaning given to them in the Rules.

-	Date d’Attribution Date of Grant	[_]
-	Date de Commencement du Vesting Vesting Start Date	[_]
-	Nombre d’Options Attribuées : Number of Granted Options	[_]
-	Prix d’exercice par Option : Exercise price per Option	[_] €
-	Calendrier de Vesting Vesting Schedule	voir détails en Article 3 du Règlement du Plan.
-	Terme des Options	[Date d’Attribution + 20 ans]
Term of the Options

La présente attribution est conditionnée à la contre-signature par vos soins de la présente Notification d’Attribution, revêtue de la mention manuscrite demandée, dans un délai de trente (30) jours calendaires à compter de la date des présentes, étant précisé que cette contre-signature implique notamment que vous vous engagez irrévocablement à respecter l’ensemble des stipulations du Règlement du Plan ainsi que des statuts de la Société.

The present grant is conditional upon your countersigning this Notice of Grant, with the required handwritten endorsement within thirty (30) calendar days from the date hereof, it being specified that such countersigning implies, inter alia, that you irrevocably undertake to comply with all the provisions of the Rules as well as of the Company's Articles of Association.

Nous attirons votre attention sur le fait qu’à défaut d’acceptation de votre part dans les conditions visées ci-dessus, vous serez réputé avoir renoncé définitivement au bénéfice de la présente attribution et la Société sera en conséquence libérée de tout engagement et obligation à votre égard, sans indemnité d’aucune sorte.

Please note that in the event of your non-acceptance of the above-mentioned conditions, you will be deemed to have definitively renounced the benefit of the present grant and the Company will consequently be released from all commitments and obligations towards you, without any indemnity whatsoever.

Nous vous rappelons qu’il vous appartient de solliciter votre propre conseil fiscal et social et de vous renseigner sur le régime fiscal et social applicable à l’attribution, à la détention et, le cas échéant, au transfert des actions à émettre sur exercice des Options.

We remind you that it is your responsibility to seek your own tax and social security advice regarding the regime applicable to the grant, the holding and, as the case may be, the transfer of the shares to be issued upon exercise of the Options.

Nous vous prions d’agréer, [Chère / Cher] [Madame / Monsieur], l’expression de nos sentiments distingués.

Yours faithfully, Dear [Sir / Madam]

[New Pasqal] Représentée par [_] Represented by [_]

[_]*

*Merci de faire précéder votre signature de la mention manuscrite suivante :

Please precede your signature with the following written mention :

« Bon pour acceptation des termes et conditions du Plan 2026 d’attribution d’Options de la Société »

Please precede your signature with the following handwritten note:

“Good for acceptance of the terms and conditions of the 2026 Plan for the grant of Options of the Company”

PASQAL

RÈGLEMENT DU PLAN

D’ATTRIBUTION D’OPTIONS [2026]

PASQAL

[2026] OPTION RULES

Dans le cadre de la politique d’intéressement des salariés et mandataires sociaux éligibles du Groupe, la société [New Pasqal], société anonyme de droit français dont le capital social est de [_] euros, ayant son siège social [_] et immatriculée au registre du commerce et des sociétés de [_] sous le numéro [_] (la « Société »), a décidé d’associer certains salariés et mandataires sociaux du Groupe à la croissance de ce dernier. La Société souhaite ainsi reconnaître et valoriser leur participation active à la création de richesse et leur contribution au succès du Groupe.

As part of the Group’s long-term incentive policy for employees and eligible corporate officers, the company [New Pasqal], a joint-stock company with a share capital of € [_] having its registered office at [_] and registered with the [_] commercial and trade register under number [_] (the “Company”), has decided to motivate and associate certain employees and corporate officers of the Group to the latter’s growth and to value their active participation to the Group’s success, through their initiative, contributions and performance.

Aux termes de la [●]me résolution adoptée par les Actionnaires de la Société lors de [la consultation écrite close le / l’assemblée générale tenue le] [●] 2026, le Conseil d’Administration a, sur délégation des Actionnaires, été autorisé à procéder au profit des membres du personnel salarié et de certains mandataires sociaux de la Société et de ses filiales, dans le cadre des dispositions des articles L.225-177 et suivants du Code de Commerce, à attribuer gratuitement des Options permettant la souscription ou l’achat, contre paiement d’un prix d’exercice, d’actions d’un nombre maximum de [●] actions ordinaires (les « Actions Ordinaires »).

Pursuant to the terms of the [●]th resolution adopted by the Shareholders during the [written consultation closed / general meeting held] on [●] 2026, the Board of Directors has been authorized, pursuant to a delegation granted by the Shareholders to grant for free Options to employees and corporate officers of the Company and its subsidiaries, in accordance with the provisions of L.225-177 et seq. of the French Commercial Code, granting the right to subscribe or purchase, against payment of an exercise price, a maximum number of [●]ordinary shares (the “Ordinary Shares”).

En vertu de cette autorisation, le Conseil d’Administration a arrêté les termes du présent plan d’attribution d’Options régi par les dispositions des articles L.225-177 et suivants du Code de Commerce le [●] 2026 (le « Plan »), tel que modifié le cas échéant par l’avenant au Plan inclus en Annexe (le « Country Addendum »). Un exemplaire du Plan est remis à chaque Bénéficiaire.

Based on this authorization, the Board of Directors, approved this Option plan governed by the provisions of Articles L.225-177 et seq. of the French Commercial Code on [●] 2026 (the “Plan”), as amended, to the extent applicable, by the addendum to the Plan set out in Appendix (the “Country Addendum”). A copy of the Plan is delivered to each Beneficiary.
Il est rappelé aux Bénéficiaires que l’attribution dont ils bénéficient peut avoir des conséquences variables sur leur situation fiscale et de sécurité sociale personnelle. En particulier, mais sans que ce soit limitatif, les conséquences fiscales et en matière de sécurité sociale peuvent varier si le pays où les Bénéficiaires ont établi leur résidence fiscale vient à changer entre la date à laquelle le Conseil d’Administration leur attribue les Options, la date d’exercice desdites Options et la date de cession des actions qui leur seront éventuellement émises sur exercice des Options si les conditions de leur acquisition sont remplies. La Société recommande donc aux Bénéficiaires de consulter un conseiller professionnel sur ces sujets.	Beneficiaries are reminded that the grant made for their benefit may have different consequences on their personal tax and social security position. In particular, and without limitation, the consequences on their personal tax and social security position may vary if the Beneficiaries change their country of residence between the date when the Board of Directors grants them the Options, the date of exercise of the Options and the date they dispose of the shares issued upon exercise of the Options to them, as the case may be, provided that the vesting conditions are met. The Company recommends that Beneficiaries consult a professional adviser on these matters.

1. DÉFINITIONS		1. DEFINITIONS

Dans le Règlement du Plan, les mots et expressions suivants sont définis de la manière suivante :		For the purposes of the Plan Rules, the following terms shall be defined as follows:
Action Ordinaire	désigne une action de la Société à émettre sur exercice des Options en application du Règlement du Plan.	Ordinary Share	means an ordinary share of the Company to be issued upon exercise of the Options in accordance with the Plan Rules.
Actionnaires	désigne les actionnaires de la Société.	Shareholders	means the shareholders of the Company.
Article	désigne un article du Plan.	Article	means an article of the Plan.
Autorisation des Actionnaires

désigne l’autorisation consentie par les Actionnaires lors de [la consultation écrite close / l’assemblée générale tenue] le [●] 2026 permettant au Conseil d’Administration de procéder, en une ou plusieurs fois, pour une durée de trente-huit (38) mois à compter de cette date, à l’attribution d’Options.

		Shareholders’ Authorization	means the authorization granted by the Shareholders during [the written consultation closed / the general meeting held] on [●] 2026 authorizing the Board of Directors to grant on one or several occasions, over a period of thirty-eight (38) months from such date, Options.
Bénéficiaire	désigne toute Personne Éligible à la Date d’Attribution à qui le Conseil d’Administration a attribué des Options.	Beneficiary	means any Eligible Person at the Date of Grant to whom the Board of Directors has granted Options.
Options	désigne les options de souscription ou d’achat d’actions attribuées gratuitement en application du Règlement du Plan.	Options	means the stock-options granted for no consideration in accordance with the Plan Rules.

Code de Commerce	désigne le code de commerce français.	French Commercial Code	means the French Commercial Code.
Code de la Sécurité Sociale	désigne le code de la sécurité sociale français.	French Social Security Code	means the French social security code.
Code Général des Impôts	désigne le code général des impôts français.	French Tax Code	means the French tax code.
Conseil d’Administration	désigne le conseil d’administration de la Société.	Board of Directors	means the Company’s board of directors.
Date d’Attribution	désigne la date à laquelle le Conseil d’Administration attribue des Options à un Bénéficiaire conformément au Plan.	Grant Date	means the day when the Board of Directors grants Options to a Beneficiary, according to the Plan.
Date d’Arrêté	désigne la date à laquelle le Conseil d’Administration a arrêté les termes du Plan.	Approval Date	means the day when the Board of Directors approved the terms of the Plan.
Date de Notification de Départ	désigne :	Departure Notification Date	means:
1. en cas de licenciement, de démission, ou de rupture conventionnelle, le jour de la réception par le Bénéficiaire (ou la date de la première présentation) de la lettre de notification de licenciement, la date de présentation de la lettre de démission, ou le jour de l’homologation de la convention de rupture par la DREETS, selon le cas ;

1. in case of dismissal, resignation or termination by mutual consent, the date of receipt by the Beneficiary (or the date of first presentation) of the letter notifying him/her of the termination, the date of presentation of the resignation letter, or the date of the homologation of the termination agreement by the Regional Directorates for the Economy, Employment, Labour and Solidarity, as the case may be;

2. en cas de non-renouvellement du contrat de travail du Bénéficiaire, la date d’expiration du contrat de travail du Bénéficiaire.	2. in the event of non-renewal of the employment contract of the Beneficiary, the expiry date of the Beneficiary’s employment agreement.
3. en cas d’Invalidité, la date d’effet de la décision de classement en Invalidité du Bénéficiaire par l’autorité compétente ou, en l’absence d’une telle procédure dans le pays concerné la date d’attestation Invalidité du Bénéficiaire par deux médecins ;

3. in the event of Disability, the effective date of the decision of the competent authority to classify the Beneficiary as disabled or, if there is no such procedure in the country concerned, the date of certification of the Beneficiary's Disability by two doctors;

4. si le Bénéficiaire est un mandataire social, la date de cessation de son mandat ou la date de sa révocation par l'organe compétent ;	4. in the event the Beneficiary is a corporate officer, the date of termination of his or her non-renewed term of office or the date of his or her dismissal by the competent body;
5. en cas de décès, la date du décès (tel que figurant sur le certificat de décès);	5. in the event of death, the date of death (as appearing on the death certificate);

6. en cas de cession d'une société du Groupe au sein de laquelle le Bénéficiaire est mandataire social ou salarié, la date de réalisation en vertu du contrat de cession définitif en lien avec la cession de ladite société du Groupe (selon les modalités du paragraphe 4 de l’Article 3.1) ;

6. in case of sale of a Group company in which the Beneficiary is corporate officer or employee, the completion date of the definitive sale agreement in relation to the sale of said Group company (in accordance with paragraph 4 of Article 3.1);

7. en ce qui concerne tout autre départ, la date à laquelle le Bénéficiaire partant cesse de figurer sur le registre du personnel (ou équivalent) de la société du Groupe concernée.	7. with respect to any other departure, the date on which the departing Beneficiary ceases to appear on the relevant Group company’s personnel register (or equivalent).

Groupe	désigne la Société ainsi que ses filiales au sens de l’Article L. 233-1 du Code de Commerce, les filiales de ses filiales, les filiales de ces dernières et ainsi de suite, sans limitation et quel que soit leur pays d’incorporation.	Group

means the Company, as well as its subsidiaries within the meaning of Article L. 233-1 of the French Commercial Code, the subsidiaries of its subsidiaries, the subsidiaries of the latter and so on, without limitation and regardless of the country of incorporation.

Invalidité	désigne tout cas d’invalidité de 2ème et 3ème catégories au sens de l’Article L. 341-4 du Code de la Sécurité Sociale ou tout cas d’invalidité reconnue selon les mêmes critères dans le pays d’exercice de l’activité professionnelle du Bénéficiaire.	Disability

means any case of disability of 2nd and 3rd categories within the meaning of Article L. 341-4 of the French Social Security Code or any case of disability recognized by the same criteria in the country where the Beneficiary's professional activity is carried out.

Marché Règlementé	désigne un des marchés règlementés tels que définis par l’Article L. 421-1 du Code Monétaire et Financier, dont la liste est fixée et mise à jour par arrêté du ministre chargé de l’économie sur la proposition de l’Autorité des Marchés Financiers (« AMF ») ou tout autre marché équivalent hors de France.	Regulated Market

refers to one of the regulated markets within the meaning of Article L. 421-1 of the French Monetary and Financial Code (Code Monétaire et Financier) the list of which is established and updated by the French Minister in charge of the economy upon proposal of the Autorité des Marchés Financiers (« AMF ») or any other equivalent market outside France.

Notification d’Attribution	désigne le document individuel et nominatif adressé à chaque Bénéficiaire par la Société afin de lui notifier l’attribution d’au moins une Option.	Notice of Grant	means the individual notice sent by the Company to each Beneficiary in order to notify him/her of the grant of at least one Option.

Personne Éligible	désigne tout mandataire social ou membre du personnel salarié de la Société ou de l’une des sociétés du Groupe visée aux Articles L.225-177 et suivants du Code de Commerce.	Eligible Person	means any corporate officer or employee of the Company or of one of the Group companies referred to in Article L.225-177 et seq. of the French Commercial Code.
Plan	désigne le présent plan d’attribution d’Options.	Plan	means this Option plan of the Company.
Règlement du Plan	désigne les présentes règles du Plan.	Plan Rules	means these Plan rules.
Société	désigne la société [New Pasqal], société anonyme de droit français ayant son siège social [_] et immatriculée au registre du commerce et des sociétés de [_] sous le numéro [_].	Company	means the company [New Pasqal], a joint-stock company having its registered office at [_] and registered with the [_] commercial and trade register under number [_].
Statuts	désigne les statuts de la Société.	Articles of Association	means the articles of association of the Company.

2. ATTRIBUTION DES OPTIONS	2. GRANT OF OPTIONS

2.1 Bénéficiaires	2.1 Beneficiaries

Sous réserve des dispositions des Articles L.225-177 et suivants du Code de Commerce, des termes de l’Autorisation des Actionnaires et du Règlement du Plan, le Conseil d’Administration peut décider l’attribution d’Options aux Personnes Éligibles qu’il désigne.	Subject to the provisions of Articles L.225-177 et seq. of the French Commercial Code, the Shareholders’ Authorization and the Plan Rules, the Board of Directors may decide to grant Options to Eligible Persons that it designates.

2.2 Nombre d’Options attribuées	2.2 Number of Options granted

Le nombre d’Options attribué à chaque Bénéficiaire est déterminé par le Conseil d’Administration, dans les limites fixées par l’Autorisation des Actionnaires.

Chaque Option donne droit à la souscription ou à l’achat d’une (1) Action Ordinaire.

The number of Options granted to each Beneficiary is determined by the Board of Directors, within the limits decided by the Shareholders’ Authorization.

Each Option grants the right to subscribe or purchase of one (1) Ordinary Share.

Sous réserve des ajustements visés à l’Article 9, le nombre maximum d’Actions Ordinaires pouvant être émises sur exercice des Options dans le cadre du Plan est limité à [•] Actions Ordinaires.	Subject to the adjustments mentioned in Article9, the maximum number of Ordinary Shares that may be issued upon exercise of the Options within the Plan is limited to a maximum of [•] Ordinary Shares of the Company.

2.3 Conditions d’attribution	2.3 Grant terms

Le Conseil d’Administration définit les conditions d’attribution et d’exercice des Options.	The Board of Directors defines the terms of the grant and vesting of the Options.

L’attribution des Options est gratuite et ne donnera lieu à aucun paiement par le Bénéficiaire au profit de la Société.	The Options are granted and will be granted for no consideration and do not cause any payment by the Beneficiary to the Company.

2.4 Date d’Attribution	2.4 Grant Date

Les Options peuvent être attribuées par le Conseil d’Administration à n’importe quel moment à compter de la Date d’Arrêté et avant l’expiration d’un délai de trente-huit (38) mois à compter de l’Autorisation des Actionnaires.	The Options may be granted by the Board of Directors at any time starting from the Approval Date and before the expiry of a thirty-eight (38) month period starting from the Shareholders’ Authorization.

2.5 Notification d’Attribution	2.5 Notice of Grant

L’attribution d’Options est attestée par une Notification d'Attribution émise par la Société et remise à chaque Bénéficiaire, qui comprend notamment les informations suivantes :	The grant of the Options is evidenced by a Notice of Grant issued by the Company and sent to each Beneficiary, which includes the following information:

- le nombre d’Options Attribuées ;

- la Date d’Attribution ;

- la Date de Commencement de Vesting ;

- le prix d’exercice par Option ;

- le Calendrier de Vesting ;

- le Terme des Options ; et

- toute obligation à la charge du Bénéficiaire.

- the number of Granted Options;

- the Date of Grant;

- the Vesting Start Date ;

- the exercise price per Option;

- the Vesting Schedule;

- the Term of the Options; and

- any obligation binding on a Beneficiary.

Le Règlement du Plan est joint à la Notification d’Attribution.	The Plan Rules are attached to the Notice of Grant.

Sauf mention contraire dans la Notification d’Attribution, les Options sont attribuées à chaque Bénéficiaire à la Date d’Attribution, à la condition du retour, par courrier recommandé avec avis de réception (ou remise en mains propres), à la Société, au plus tard à l’expiration d’un délai de trente (30) jours calendaires à compter de la réception de la Notification d’Attribution, du Règlement du Plan ainsi que de tout autre document qui pourrait y être annexé, dument signé et revêtu notamment de la mention « bon pour acceptation des termes et conditions de l’attribution ».	Except otherwise provided in the Notice of Grant, the Options are granted to each Beneficiary on the Grant Date, under the condition that he or she returns to the Company via registered letter with acknowledgment of receipt (or hand delivery), at the latest within thirty (30) calendar days following the receipt of the Notice of Grant, of a duly signed copy of the Plan Rules and of any other ancillary documents attached thereto, bearing in particular the wording “Good for acceptance of the terms and conditions of the grant”.

A défaut de réalisation de la condition dans le délai ci-dessus défini, les Options seront caduques et de nul effet et pourront à nouveau être utilisées par le Conseil d’Administration dans le cadre d’une attribution future conformément à l’Autorisation des Actionnaires et la Société sera en conséquence libérée de tout engagement et obligation vis-à-vis du Bénéficiaire.	Failing the fulfillment of the condition, the granted Options would be null and void and may again be granted by the Board of Directors in the context of a future grant in accordance with the Shareholders’ Authorization and the Company will therefore be released from any commitment and obligation towards the Beneficiary.

2.6 Incessibilité des Options	2.6 Non-transferability of the Options

Les Options sont incessibles.	The Options are non-transferable

3. CALENDRIER ET CONDITIONS D’EXERCICE	3. VESTING SCHEDULE AND CONDITIONS

3.1 Principes	3.1 Principles

La date de début d’acquisition correspond à la Date de Commencement de Vesting, telle que définie dans la Notification d’Attribution et à défaut de précision dans la Notification d’Attribution, la Date d’Attribution (la « Date de Début d’Acquisition »). Les Options Attribuées, telles que mentionnés dans la Notification d’Attribution, seront exerçables selon les modalités suivantes :

- 25% des Options Attribuées (arrondis le cas échéant au nombre entier inférieur) seront exerçables un (1) an après la Date de Début d’Acquisition ;

- 25% des Options Attribuées (arrondis le cas échéant au nombre entier inférieur) seront exerçables deux (2) ans après la Date de Début d’Acquisition ;

- 25% des Options Attribuées (arrondis le cas échéant au nombre entier inférieur) seront exerçables trois (3) ans après la Date de Début d’Acquisition ;

- Le solde des Options Attribuées sera exerçable quatre (4) ans après la Date de Début d’Acquisition.

sous réserve qu’à chacune des échéances ci-dessus, le Bénéficiaire ait conservé la qualité de Personne Éligible.

The vesting start date corresponds to the Vesting Commencement Date, as defined in the Grant Notice and, in the absence of specification in the Grant Notice, the Grant Date (the "Vesting Start Date"). The Granted Options, as provided in the Grant Notice, shall be exercisable according to the following terms:

- 25% of the Granted Options (rounded down to the nearest whole number, if applicable) shall become exercisable one (1) year after the Vesting Start Date;

- 25% of the Granted Options (rounded down to the nearest whole number, if applicable) shall become exercisable two (2) years after the Vesting Start Date;

- 25% of the Granted Options (rounded down to the nearest whole number, if applicable) shall become exercisable three (3) years after the Vesting Start Date;

- The balance of the Granted Options shall become exercisable four (4) years after the Vesting Start Date,

subject to the Beneficiary remaining an Eligible Person on each of the aforementioned installments.

Par exception à ce qui précède, la Notification d’Attribution pourra prévoir un calendrier d’acquisition distinct de celui prévu dans le Plan, en ce inclus en prévoyant une condition de performance.	By exception to the foregoing, the Notice of Grant may provide a vesting schedule distinct from the one set out in the Plan, including by providing a performance condition.

Pour les besoins du présent Article, un Bénéficiaire perdra la qualité de Personne Éligible s’il n’est plus lié à la Société ou à toute autre société du Groupe auquel la Société appartient par un mandat social ou contrat de travail, pour quelque cause que ce soit, y compris, sans que cette liste soit limitative, pour cause de décès, d’Invalidité, de démission, de licenciement, de départ ou mise à la retraite. La perte de la qualité de Personne Éligible interviendra à la Date de Notification de Départ.	For the purpose of this Article, a Beneficiary shall cease to be an Eligible Person if he or she is no longer bound to the Company, or to any other company within the Group, by a corporate mandate or an employment contract, for whatever reason, including without limitation by reason of death, Disability, resignation, dismissal, voluntary retirement or compulsory retirement. The loss of Eligible Person status shall take effect on the Departure Notification Date.

Par ailleurs, un Bénéficiaire perdra la qualité de Personne Éligible, si et à compter du jour où la Société cessera de détenir au moins 50 % du capital ou des droits de vote de la société du Groupe à laquelle le Bénéficiaire est lié, sauf décision contraire prise par le Conseil d’Administration.

Aucune des stipulations du présent Plan ne constitue, le cas échéant, un élément du contrat de travail d’un Bénéficiaire. Les droits et obligations découlant de la relation de travail entre le Bénéficiaire et la Société ou les sociétés du Groupe ne peuvent en aucune manière être affectés par le Règlement du Plan dont ils sont totalement distincts. La participation au présent Plan d’attribution ne saurait conférer aucun droit relatif à la poursuite de la relation de travail.

Furthermore, a Beneficiary shall cease to be an Eligible Person in the case where, and as of the date when the Company shall no longer own at least 50% of the capital or voting rights of the group company in which such Beneficiary holds a position, unless the Board of Directors decides otherwise.

None of the provisions of this Plan shall constitute, as the case may be, an element of the employment contract of a Beneficiary. The rights and obligations arising from the employment relationship between the Beneficiary and the Company or the companies of the Group cannot in any way be affected by the Plan Rules, which are totally distinct from them. Participation in this award Plan shall not confer any rights with respect to the continuation of the employment relationship.

3.2 Autres dérogations	3.2 Other exceptions

Par dérogation aux stipulations de l’Article 3.1, tout ou partie des Options Attribuées à un Bénéficiaire pourront être exerçables par anticipation, nonobstant toute condition de présence, en cas de décision expresse en ce sens du Conseil d’Administration en cas de réalisation de l’une des opérations suivantes (l’« Opération sur le Capital ») :

- vente de quatre-vingt-quinze pour cent (95%) des actions de la Société avant l’exercice des Options ; ou

- fusion par voie d’absorption de la Société avant l’exercice des Options à l’issue de laquelle les Actionnaires qui détenaient le contrôle de la Société immédiatement avant la réalisation de la fusion ne détiendront pas le contrôle de la société bénéficiaire de la fusion ; ou

- cession ou toute autre forme de transfert avant l’exercice des Options par un ou plusieurs Actionnaires de la Société à toute personne d’un nombre d’actions ayant pour effet de conférer à celle-ci plus de cinquante pour cent (50%) du capital et des droits de vote de la Société ; ou

- cession de la totalité ou de la quasi-totalité des actifs de la Société avant l’exercice des Options à un tiers non contrôlé, directement ou indirectement, par la Société ou par les Actionnaires la contrôlant ; le terme « contrôle » s’entendant au sens de l’article L.233-3 du code de commerce.

Notwithstanding the provisions of Article 3.1, all or part of the Granted Options to a Beneficiary may be definitively exercisable in advance, regardless of any continued service condition, in the event of an express decision to that effect by the Board of Directors upon the occurrence of any of the following transactions (the “Capital Transaction”):

- sale of ninety-five percent (95%) of the shares of the Company before the exercise of the Options; or

- merger by absorption of the Company before the exercise of the Options at the end of which the Shareholders who held control of the Company immediately before the completion of the merger will not hold control of the company benefiting from the merger; or

- transfer or any other form of assignment before the exercise of the Options by one or more Shareholders of the Company to any person of a number of shares having the effect of conferring on such person more than fifty percent (50%) of the share capital and voting rights of the Company; or

- sale of all or substantially all of the assets of the Company before the exercise of the Options to a third party not controlled, directly or indirectly, by the Company or by the Shareholders controlling it; the term "control" being understood within the meaning of Article L.233-3 of the French Commercial Code

Le Bénéficiaire devra exercer l’ensemble de ses Options Exerçables dans les cinq (5) jours précédant la réalisation d’une Opération sur le Capital.	The Beneficiary must exercise all of his/her Exercisable Options within the five (5) days preceding the completion of a Capital Transaction.

Les Options qui, le cas échéant, ne seraient pas exercées conformément au paragraphe ci-dessus, ainsi que les Options qui ne seraient pas exerçables, seront automatiquement caduques de plein droit sauf décision contraire du Conseil d’Administration.

Any Option that are not exercised in accordance with the preceding paragraph, as well as any Option that are not exercisable, shall automatically become null and void by operation of law, unless the Board of Directors decides otherwise.

La Société aura l’obligation d’informer le Bénéficiaire de la réalisation de toute Opération sur le Capital dont il n’aurait pas connaissance au moins dix (10) jours avant la date de réalisation de l'Opération sur le Capital.

The Company shall be required to inform the Beneficiary of the completion of any Capital Transaction of which he/she may not be aware at least ten (10) days before the date of completion of the Capital Transaction.

L’exercice d’Options dans le contexte d’une Opération sur Capital sera réputé nul et non avenu dans l’hypothèse où ladite opération ne serait pas réalisée, la Société étant tenue dans ce cas de restituer au Bénéficiaire ayant manifesté sa décision d’exercer ses Options, son chèque (ou virement) et son bulletin de souscription.

The exercise of Options in the context of a Capital Transaction shall be deemed null and void in the event that such transaction is not completed, in which case the Company shall be required to return to the Beneficiary who has expressed his/her decision to exercise his/her Options, his/her cheque (or bank transfer) and his/her subscription form.

4. Durée d’Exercice des Options	4. TERM OF THE OPTIONS

4.1 Terme	4.1 Term

Les Options sont exerçables jusqu’au Terme, tel que défini dans la Notification d’Attribution. A défaut de précision dans la Notification d’Attribution, le terme est défini comme le vingtième anniversaire de la Date d’Attribution.	The Options may be exercised until the Term, as defined in the Notice of Grant. In the absence of specification in the Notice of Grant, the term is defined as the twentieth anniversary of the Grant Date.

4.2 Perte de la qualité de Personne Eligible	4.2 Loss of Eligible Person status

Sauf prolongation sur décision du Conseil d’Administration, le Bénéficiaire disposera d’un délai de trois (3) mois suivant la Date de Notification de Départ (la « Période d’Exercice ») pour exercer ses Options exerçables. A défaut d’exercice des Options Exerçables pendant la Période d’Exercice, ces Options seront caduques de plein droit, étant précisé que la Période d’Exercice n’aura pas pour effet de prolonger, le cas échéant, la durée de validité des Options au-delà du Terme.

Les Options non exerçables à la Date de Notification de Départ seront en revanche caduques de plein droit.

Unless extended by decision of the Board of Directors, the Beneficiary shall have a period of three (3) months following the Departure Notification Date (the "Exercise Period") to exercise his/her Exercisable Options. In the absence of exercise of the Exercisable Options during the Exercise Period, such Options shall automatically become null and void by operation of law, it being specified that the Exercise Period shall not have the effect of extending, as the case may be, the validity period of the Options beyond the Term.

The Options which are not exercisable as of the Departure Notification Date shall be automatically null and void.

4.3 Décès et Invalidité	4.3 Death and Disability

En cas de décès du Bénéficiaire, ses héritiers pourront exercer dans un délai de six (6) mois à compter du décès les Options Exerçables, les autres Options étant automatiquement caduques à la date du décès. A l’issue de ce délai de six (6) mois, les Options Exerçables non exercées seront automatiquement caduques, sans qu’aucune formalité ne soit requise et sans qu’aucune indemnité ne soit due à ce titre	In the event of the Beneficiary's death, his/her heirs may exercise the Exercisable Options within six (6) months from the date of death, the other Options being automatically void on the date of death. At the end of this six (6) month period, the unexercised Exercisable Options shall be automatically void, without any formality being required and without any compensation being due in this respect.

En cas d’incapacité permanente au sens de l’article L. 434-2 du Code la sécurité sociale ou d’invalidité de 2ème ou 3ème classe au sens de l’article L. 341-4 du Code la sécurité sociale du Bénéficiaire, le Bénéficiaire disposera d’un délai de six (6) mois, à compter de la Date de Notification de Départ, pour exercer les Options Exerçables, les autres Options étant automatiquement caduques à la Date de Notification de Départ. A l’issue de ce délai de six (6) mois, les Options Exerçables non exercées seront automatiquement caduques, sans qu’aucune formalité ne soit requise et sans qu’aucune indemnité ne soit due à ce titre	In the event of permanent incapacity within the meaning of Article L. 434-2 of the Social Security Code or disability of the 2nd or 3rd category within the meaning of Article L. 341-4 of the Social Security Code of the Beneficiary, the Beneficiary shall have a period of six (6) months from the Departure Notification Date to exercise the Exercisable Options, the other Options being automatically void on the Departure Notification Date. At the end of this six (6) month period, the unexercised Exercisable Options shall be automatically void, without any formality being required and without any compensation being due in this respect

5. EXERCICE DES OPTIONS	5. OPTION EXERCISE

5.1 Périodicité pour l’exercice des Options	5.1 Exercise periods for the Options

Le Bénéficiaire pourra exercer les Options exerçables en application des stipulations de l’article 3 (les « Options Exerçables ») dans les conditions suivantes :	The Beneficiary may exercise the Options that have become exercisable pursuant to Article 3 (the “Exercisable Options”) under the following conditions:

(i) à toute période de l’année ;

(ii) dans les dix (10) jours ouvrés suivants la réalisation d’une Opération sur le Capital ;

(iii) dans les trois (3) mois suivant la Date de Notification de Départ ;

(iv)  durant toute période définie par le Conseil d’Administration en cas d’opération dans l’intérêt de la Société, telle que la mise en œuvre d’un programme de rachat d’actions.

(i) at any time of the year;

(ii) within ten (10) business days following the completion of a Capital Transaction;

(iii) within three (3) months following the loss by the holder of his/her status as employee of the Company for any reason whatsoever;

(iv) during any period defined by the Board of Directors in the event of a transaction in the interest of the Company, such as the implementation of a share buyback program.

Afin d’éviter toute ambiguïté, il est précisé que le Bénéficiaire conserve le droit d’exercer les Options Exerçables jusqu’à la fin du Terme.	For the avoidance of doubt, it is specified that the Beneficiary retains the right to exercise the Exercisable Options until the end of the Term

5.2 Suspension du droit d’exercice des Options	5.2 Suspension of the right to exercise the Options

La Société pourra suspendre le droit d’exercer les Options en cas de besoin. Cette suspension interviendra notamment toutes les fois qu’une opération sur le capital de la Société exigera la connaissance exacte et préalable du nombre d’actions composant le capital.

Dans ce cas, la Société informera le Bénéficiaire dans les conditions légales et réglementaires en indiquant la date à laquelle le droit d’exercice des Options sera suspendu et la date à laquelle il sera repris.

En tout état de cause, ce délai ne pourra être supérieur à trois (3) mois.

Si le droit d’exercice des Options prenait fin au cours d’une période de suspension, la période d’exercice des Options serait prolongée d’une durée égale à la période de suspension.

The Company may suspend the right to exercise the Options if necessary. This suspension shall take place whenever a capital transaction requires prior and exact knowledge of the number of shares comprising the capital.

In such case, the Company shall inform the holder in accordance with legal and regulatory requirements, indicating the date on which the right to exercise the Options will be suspended and the date on which it will be resumed.

In any event, this period may not exceed three (3) months.

If the right to exercise the Options expires during a period of suspension, the exercise period of the Options shall be extended by a period equal to the suspension period.

5.3 Modalité d’exercice des Options	5.3 Exercise procedure for the Options

L’exercice des Options interviendra par la remise à la Société, par le Bénéficiaire, par courriel, par courrier recommandé avec avis de réception ou lettre remise en main propre, au plus tard à 23 heures 59 du dernier jour où, selon les termes du Plan, le Bénéficiaire aura le droit d’exercer ses Options devenues exerçables :	The exercise of the Options shall be effected by the Beneficiary's delivery to the Company, by email, by registered letter with acknowledgment of receipt or by hand-delivered letter, no later than 11:59 p.m. on the last day on which, in accordance with the terms of the Plan, the Beneficiary has the right to exercise his/her Options that have become exercisable:

- d’un bulletin de souscription des Actions Ordinaires auxquelles les Options exercées donnent droit étant précisé que le bulletin d’exercice pourra également être signé électroniquement conformément aux dispositions des articles 1174, 1366 et 1367 du Code civil par une demande de signature envoyée par le biais du logiciel DocuSign ® ou similaire, par la Société ou ses conseils, et	- a subscription form for the Shares to which the exercised Options give entitlement it being specified that the exercise form may also be signed electronically in accordance with the provisions of Articles 1174, 1366 and 1367 of the French Civil Code by means of a signature request sent via DocuSign® software or similar, by the Company or its advisors, and

- du paiement du montant total de la souscription, égale au nombre d’ Actions Ordinaires souscrites par exercice des Options multiplié par le prix de souscription unitaire des Actions Ordinaires, étant précisé que, lorsque le prix de souscription sera libéré par:

o virement bancaire, le prix de souscription devra être parvenu sur le compte de la Société au plus tard dans les dix (10) jours calendaires suivant la réception par la Société du bulletin de souscription ;

o chèque, le chèque sera joint à la demande. S'il ne s'agit pas d'un chèque de banque, il ne vaudra libération à sa date de réception que s'il est dûment provisionné ;

o compensation avec des créances liquides et exigibles sur la Société, la libération des Actions Ordinaires aura lieu au moment de constatation de la créance par le Conseil d’Administration.

- payment of the total subscription amount, equal to the number of Ordinary Shares subscribed through the exercise of the Options multiplied by the unit subscription price of the Ordinary Shares, it being specified that when the subscription price is paid by:

o bank transfer, the subscription price must have been received in the Company’s account no later than ten (10) calendar days following the Company’s receipt of the subscription form;

o cheque, the cheque shall be attached to the request. If it is not a bank cheque, it shall only constitute payment as of its date of receipt if it is duly funded;

o set-off against liquid and due receivables owed by the Company, the payment of the Ordinary Shares shall take place at the time the receivable is acknowledged by the Board of Directors.

Dès réception de ces documents et sous réserve de provision suffisante du chèque, le cas échéant, la Société réalisera l’augmentation de capital correspondante et inscrira le Bénéficiaire sur ses comptes d’associés.	Upon receipt of these documents and subject to sufficient funds in the cheque, if applicable, the Company shall carry out the corresponding capital increase and register the Beneficiary in its shareholder accounts.

6. LIVRAISON DES ACTIONS	6. DELIVERY OF THE SHARES

Les Actions Ordinaires auxquelles le Bénéficiaire aura un droit acquis lui seront livrées dès que possible à compter de l’exercice des Options, sous réserve de signature au plus tard à la date de livraison des Actions Ordinaires, pour tout Bénéficiaire qui ne serait d’ores et déjà partie au pacte d’actionnaires de la Société ou à tout pacte extra-statutaire en vigueur.	Vested Ordinary Shares shall be delivered to the Beneficiary as soon as possible as from the exercise of the Options, subject to the signature, at the latest on the date of delivery of the Ordinary Shares, for any Beneficiary who is not already a party to the shareholders’ agreement of the Company or any extra-statutory agreement in force.

La livraison des Actions Ordinaires emportera le transfert de la pleine propriété des Actions Ordinaires au profit du Bénéficiaire ou de ses ayants droit, selon le cas.	The delivery of the Ordinary Shares shall result in the transfer of the full ownership of the Ordinary Shares to the Beneficiary or his/her heirs, as the case may be.

7. DROITS ATTACHÉS AUX ACTIONS ORDINAIRES	7. RIGHTS ATTACHED TO THE ORDINARY SHARES

Les Actions Ordinaires seront identiques aux actions ordinaires de la Société déjà émises, au regard notamment des droits de vote, droits aux dividendes et aux éventuelles réserves distribuées, droit de participer aux assemblées, droit de communication et droit préférentiel de souscription.	The Ordinary Shares will be identical to the Company’s ordinary shares already issued, in particular as regards voting rights, dividends’ rights and rights to the distribution of reserves if any, right to take part in general meetings, communication rights, and preferential subscription rights.

Toutefois, les Actions Ordinaires livrées pendant le délai qui sépare la fixation du dividende de sa mise en paiement, n’ouvriront pas droit au dividende au titre de cette distribution.	However, the Ordinary Shares delivered during the period between the determination of the dividend and the distribution thereof will not be entitled to receive dividends paid in respect of such distribution.

8. CONSERVATION DES ACTIONS ORDINAIRES	8. HOLDING OF THE ORDINARY SHARES

Les Actions Ordinaires pourront être librement cédées par le Bénéficiaire sous réserve des dispositions des Statuts.	Ordinary Shares may be freely transferred by a Beneficiary subject to the provisions of the Articles of Association.

Toutefois, dans l’hypothèse où les Actions Ordinaires viendraient à être cotées sur un Marché Règlementé, les Actions Ordinaires ne pourront être cédées au cours des périodes suivantes :

- dans le délai de trente jours calendaires avant l’annonce d’un rapport financier intermédiaire ou d’un rapport de fin d’année que la Société est tenue de rendre public ; et

- durant la période pendant laquelle les membres du Conseil d’Administration ou exerçant les fonctions de directeur général ou de directeur général délégué et par les salariés ont connaissance d’une information privilégiée, au sens de l’article 7 du règlement (UE) n° 596/2014 du Parlement européen et du Conseil du 16 avril 2014 modifié sur les abus de marché (règlement relatif aux abus de marché) et abrogeant la directive 2003/6/ CE du Parlement européen et du Conseil et les directives 2003/124/CE, 2003/125/CE et 2004/72/CE de la Commission, qui n’a pas été rendue publique.

En outre, le Bénéficiaire devra respecter toute réglementation le cas échéant applicable en matière d’informations privilégiées et devra notamment s’abstenir de céder ses Actions Ordinaires s’il a connaissance d’une information privilégiée, conformément aux dispositions légales et règlementaires applicables.

However, if the Ordinary Shares are listed on a Regulated Market by the time the Ordinary Shares are sold, the sale of the Shares will be prohibited during the following periods:

- within thirty calendar days before the announcement of an interim financial report or a year-end report that the Company is required to make public; and

- during the period in which members of the Board of Directors or persons acting as chief executive officer or deputy chief executive officer and employees have knowledge of inside information, within the meaning of Article 7 of Regulation (EU) No. 596/2014 of the European Parliament and of the Council of 16 April 2014 on market abuse (Market Abuse Regulation), as amended, and repealing Directive 2003/6/EC of the European Parliament and of the Council and Commission Directives 2003/124/EC, 2003/125/EC and 2004/72/EC, which has not been made public.

Furthermore, a Beneficiary shall comply with any applicable provisions relating to inside information and in particular, shall refrain from transferring his or her Ordinary Shares in case he or she is aware of any inside information, in accordance with applicable legal and regulatory provisions.

Nonobstant les autres stipulations du Règlement du Plan, et conformément aux termes de l’article L. 225-185 du Code de commerce et aussi longtemps que cette disposition sera en vigueur, le Conseil d’Administration indiquera dans la Notification d’Attribution pour les dirigeants auxquels des Options auront été attribuées en cette qualité si les Options ne peuvent être levées par lesdits Bénéficiaire avant la cessation de leurs fonctions, soit fixe la quantité d’Actions Ordinaires issues de levées des Options qu'ils sont tenus de conserver au nominatif jusqu'à la cessation de leurs fonctions. A défaut de mention dans la Notification d’Attribution, en cas d’exercice des Options, les dirigeants auxquels des Options auront été attribuées en cette qualité seront tenus de conserver un nombre d’Actions Ordinaires égal à 1 % des Options attribuées, jusqu’à la cessation de leurs fonctions de dirigeant.	Notwithstanding the other provisions of the Plan Rules, and in accordance with the terms of Article L. 225-185 of the French Commercial Code and as long as this provision remains in force, the Board of Directors shall indicate in the Notice of Grant for the corporate officers to whom Options have been granted in such capacity whether the Options may not be exercised by such Beneficiaries prior to the termination of their duties, or shall determine the number of Ordinary Shares resulting from exercise of the Options that they are required to retain in registered form until the termination of their duties. In the absence of any mention in the Notice of Grant, in case of exercise of the Options, corporate officers to whom Options have been granted in such capacity shall be required to retain a number of Ordinary Shares equal to 1% of the granted Options, until the termination of their duties as corporate officer.

9. AJUSTEMENTS APRÈS MODIFICATIONS DU CAPITAL OU DE LA SITUATION DE LA SOCIÉTÉ	9. ADJUSTMENTS AFTER CHANGES IN THE COMPANY'S CAPITAL OR SITUATION

Si à un moment quelconque avant l’exercice des Options, la Société est absorbée ou scindée, les actions de l’entité survivante seront émises en lieu et place des Actions Ordinaires à l’exercice des Options. Le nombre d’actions de l’entité survivante qui sera livré dépendra de la parité d’échange convenue entre les parties dans le traité de fusion ou de scission, selon le cas

If, at any time prior to the exercise of the Options, the Company is merged or split, a Beneficiary shall, upon exercise of the Options, receive shares of the surviving entity rather than Ordinary Shares. The number of shares of the surviving entity that will be delivered shall depend on the exchange ratio agreed between the parties in the merger or demerger agreement, as the case may be.

En cas d’opérations financières visées à l’Article L. 225-181 alinéa 2 du Code de Commerce intervenant avant l’exercice des Options et pouvant donner lieu à une modification de la valeur ou du nombre de Options initialement attribuées, le Conseil d’Administration et s’il le juge approprié, pourra prendre toutes mesures permettant de préserver les intérêts et droits des Bénéficiaires. Nonobstant ce qui précède, sauf décision contraire du Conseil d’Administration, aucun ajustement ni aucune mesure décrit(e) au présent Article 9 ne sera autorisé(e) dans la mesure où il/elle aurait pour effet d’entraîner une violation par le Plan des règles applicables du Nasdaq.

In the event of financial transactions listed under Article L. 225-181 paragraph 2 of the French Commercial Code occurring prior to the exercise of the Options and resulting in a modification of the value or number of Options initially awarded, the Board of Directors, if he deems appropriate, may take all measures to protect the interests and rights of the Beneficiaries. Notwithstanding the foregoing, unless otherwise determined by the Board of Directors, no adjustment or action described in this Article 9 shall be authorized to the extent that it would cause the Plan to violate the applicable Nasdaq rules.

10. POUVOIRS DU CONSEIL D’ADMINISTRATION	10. POWERS OF THE BOARD OF DIRECTORS

Le Conseil d’Administration dispose d’un pouvoir discrétionnaire pour analyser et interpréter les termes du Règlement du Plan.	The Board of Directors has the discretionary power to analyze and interpret the terms of the Plan Rules.

Le Conseil d’Administration peut à tout moment procéder à toute modification du Plan plus favorable à un ou plusieurs Bénéficiaires qui s’avérerait nécessaire, notamment pour permettre à un ou plusieurs Bénéficiaires ou à la Société ou une société du Groupe de bénéficier d’un régime fiscal ou de sécurité sociale plus favorable, en vigueur en France ou dans tout autre État où le Règlement du Plan aurait vocation à s’appliquer. Le Conseil d’Administration informe dans un tel cas par écrit l’ensemble des Bénéficiaires concernés par la modification des conditions du Plan.	The Board of Directors may at any time, make any necessary amendments to the Plan more favorable to one or more Beneficiaries which may be necessary, in particular to enable one or more Beneficiaries or the Company or a Group company to benefit from the preferential tax and/or social security regime applicable in France or in any other countries where the Plan Rules may apply. The Board of Directors will then inform, in writing, all the Beneficiaries concerned by the changes to the conditions of the Plan.

11. LIMITATIONS	11. LIMITATIONS

L’attribution des Options ne constitue en aucune façon un élément du contrat de travail des Bénéficiaires et le bénéfice d’une Option ne confère aucun droit à bénéficier d’une Option ultérieure.	The grant of Options does not in any way constitute an element of the Beneficiaries’ employment contract and the benefit of an Option does not confer any right to a subsequent grant of Options.

Ni le Plan, ni une quelconque Option ne confère à un Bénéficiaire un droit au maintien de son emploi dans le Groupe. En outre, ils ne limitent en aucun cas le droit que peuvent avoir, le cas échéant, le Bénéficiaire, la Société ou une autre société du Groupe de mettre fin, en toute circonstance, à cet emploi, avec ou sans motif.	Neither the Plan nor any Options confers on a Beneficiary a right to maintain his or her employment in the Group. In addition, they do not in any way limit the right, if any, of the Beneficiary, the Company or any other Group company to terminate such employment, with or without cause, in any circumstances.

12. impots et prelevements obligatoires	12. TAXES AND MANDATORY LEVIES

Chaque Bénéficiaire supportera tous impôts, charges, contributions sociales (autres que patronales), retenues à la source et prélèvements obligatoires mis à sa charge (y compris par voie de prélèvement à la source) par la législation en vigueur à la date d’exigibilité desdits impôts, charges, contributions sociales (autres que patronales), retenues à la source ou prélèvements et est entièrement responsable des déclarations qui lui incombent auprès des autorités fiscales ou sociales du pays dont il est résident fiscal ou de tout autre pays où il aurait des obligations fiscales et/ou sociales.

En tant que de besoin, il est précisé qu’à cette fin, tous impôts, cotisations et contributions sociales devant être payés par voie de prélèvement, retenue à la source ou devant être précomptés par la Société ou une société du Groupe ou à payer par la Société ou une société du Groupe pour le compte des Bénéficiaires pourront être prélevés, retenus ou payés, dans la limite permise par la réglementation applicable, par voie de compensation par la Société ou une société du Groupe sur tous paiements effectués par la Société aux Bénéficiaires.

Each Beneficiary shall bear all taxes, charges, social contributions (other than employer contributions), withholding taxes and mandatory levies charged to him/her (including by way of withholding at source) by the legislation in force at the date of payment of such taxes, charges, social contributions (other than employer contributions), withholding taxes or levies and is fully responsible for the declarations he/she is required to make to the tax or social authorities of the country of which he/she is a tax resident or any other country where he/she may have tax and/or social obligations.

For the avoidance of doubt, it is provided that for this purpose, all taxes, social security contributions and charges that must be paid by way of withholding, deduction at source or that must be withheld by the Company or a Group company, or that must be paid by the Company or a Group company on behalf of the Beneficiaries, may be withheld, deducted or paid, to the extent permitted by applicable laws, by way of set-off by the Company or a Group company against any payments made by the Company to the Beneficiaries

Si la Société, une société du Groupe ou, le cas échéant, la banque assurant la gestion du Règlement du Plan, doit s’acquitter des charges, cotisations ou contributions sociales (autres que patronales), impôt, retenue à la source ou tout autre type de prélèvements pour le compte d’un Bénéficiaire du fait de l’attribution des Options, de leur exercice ou de leur cession, la Société se réserve le droit de reporter l’émission des Actions Ordinaires à émettre sur exercice des Options à ce Bénéficiaire ou d’interdire leur cession jusqu’à ce que le Bénéficiaire concerné ait payé les montants dus ou fait le nécessaire pour que le paiement soit effectué.	If the Company, a Group company or, as the case may be, the bank managing the Plan Rules, must pay charges, social contributions (other than employer contributions), tax, withholding tax or any other type of levy on behalf of a Beneficiary as a result of the grant, exercise or sale of the Options, the Company reserves the right to postpone the issuance of the Ordinary Shares to be issued upon exercise of the Options to such Beneficiary or to prohibit their sale until the relevant Beneficiary has paid the amounts due or made the necessary arrangements for payment to be made.

13. STIPULATIONS POUR LES PARTICIPANTS ÉTRANGERS	13. PROVISIONS FOR FOREIGN PARTICIPANTS

Nonobstant toute stipulation contraire du Plan, afin de se conformer aux lois applicables dans des pays autres que la France, ou aux exigences de toute bourse de valeurs étrangère ou autre loi applicable, le Conseil d’Administration dispose, à sa seule discrétion, du pouvoir et de l’autorité nécessaires pour : (a) déterminer quelles Personnes Éligibles situées hors de France sont éligibles à participer au Plan ; (b) modifier les termes et conditions de toute Option attribuée à des Personnes Éligibles situées hors de France afin de se conformer à la loi applicable (y compris, sans limitation, aux lois étrangères applicables ou aux exigences de cotation de toute bourse de valeurs étrangère) ; (c) établir des sous-plans et modifier les modalités d’exercice ainsi que les autres conditions et procédures, dans la mesure où ces actions peuvent être nécessaires ou souhaitables, étant toutefois précisé qu’aucun de ces sous-plans et/ou modifications ne devra augmenter le plafond d’actions ; et (d) prendre toute mesure, avant ou après l’attribution d’une Option, qu’il juge souhaitable afin d’obtenir toute autorisation ou de se conformer à toute exemption ou autorisation règlementaire locale nécessaire ou à toute exigence d’admission aux négociations d’une bourse de valeurs étrangère.	Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in countries other than France, or in order to comply with the requirements of any foreign securities exchange or other applicable law, the Board of Directors, in its sole discretion, shall have the power and authority to: (a) determine which Eligible Persons outside France are eligible to participate in the Plan; (b) modify the terms and conditions of any Option granted to Eligible Persons outside France to comply with applicable law (including, without limitation, applicable foreign laws or listing requirements of any foreign securities exchange); (c) establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable; provided, however, that no such subplans and/or modifications shall increase the share limit; and (d) take any action, before or after an Option is granted, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals or listing requirements of any foreign securities exchange.

14. CONFORMITÉ AUX LOIS SUR LES VALEURS MOBILIÈRES	14. Compliance with Securities LaW

L’attribution des Options et l’émission d’actions en vertu de toute Option seront soumises au respect de toutes les lois applicables. En outre, aucune Option ne pourra être exercée et aucune action ne pourra être émise en vertu d’une Option sauf si (a) une déclaration d’enregistrement au titre de la loi applicable sur les valeurs mobilières est alors en vigueur concernant les actions pouvant être émises en vertu de l’Option ou (b) les actions pouvant être émises en vertu de l’Option peuvent être émises conformément aux termes d’une exemption applicable aux exigences d’enregistrement prévues par la loi applicable sur les valeurs mobilières. L’impossibilité pour la Société d’obtenir de toute autorité réglementaire compétente l’autorisation, le cas échéant, que les conseils juridiques de la Société jugeraient nécessaire à l’émission et à la vente licites de toute action au titre des présentes libérera la Société de toute responsabilité au titre de l’absence d’émission ou de vente des actions pour lesquelles cette autorisation requise n’aurait pas été obtenue. Comme condition à l’émission de toute action, la Société pourra exiger du Bénéficiaire qu’il remplisse toute condition qui pourrait être nécessaire ou appropriée, qu’il justifie du respect de toute loi applicable et qu’il fournisse toute déclaration ou garantie à cet égard qui pourrait être demandée par la Société.	The grant of Options and the issuance of shares pursuant to any Option shall be subject to compliance with all applicable laws. In addition, no Option may be exercised or shares issued pursuant to an Option unless (a) a registration statement under the applicable securities act shall at the time of such exercise or issuance be in effect with respect to the shares issuable pursuant to the Option or (b) the shares issuable pursuant to the Option may be issued in accordance with the terms of an applicable exemption from the registration requirements of the applicable securities act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares hereunder shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. As a condition to the issuance of any shares, the Company may require the Beneficiary to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law and to make any representation or warranty with respect thereto as may be requested by the Company.

15. STIPULATIONS DIVERSES	15. MISCELLANEOUS

Sauf stipulations contraires, les notifications ou documents adressés par les Bénéficiaires à la Société ou au Conseil d’Administration doivent être remis au siège social de la Société, ou à toute autre adresse indiquée par le Conseil d’Administration. Les documents ou notifications adressés aux Bénéficiaires doivent leur être remis en mains propres à leur lieu de travail ou envoyés à l’adresse que les Bénéficiaires ont indiquée par écrit à la Société à cet effet, ou en l’absence d’une telle adresse, à leur dernier domicile connu.	Unless otherwise provided for, notifications and documents sent by Beneficiaries to the Company or the Board of Directors must be delivered to the Company’s registered office or any other address indicated by the Board of Directors. Documents and notifications sent to Beneficiaries must be delivered to them in person at their workplaces or sent to the address that the Beneficiaries have indicated in writing to the Company for this purpose or, in the absence of such address, at their last known residence.

Le Bénéficiaire devra se conformer aux arrangements éventuellement pris par la Société ou une société du Groupe, ou toute autre personne désignée ou mandatée par la Société, pour le paiement de toutes cotisations sociales (y compris le paiement des cotisations sociales salariales) ou fiscales dans le pays où le Bénéficiaire réside ou tout autre pays, qui est lié aux Options.	Each Beneficiary must comply with any arrangements which may be made by the Company or a Group company, or any other person designated or empowered by the Company, for the payment of all social security contributions (including employees’ social contributions) and taxes in the country where the Beneficiary is resident, or any other country related to his/her Options.

Les Bénéficiaires et la Société, ou selon le cas, les sociétés du Groupe, respecteront, chacun en ce qui les concerne, les obligations déclaratives à effectuer auprès des services fiscaux et organismes de sécurité sociale compétents auxquelles ils pourraient être soumis.	Beneficiaries and the Company, or as the case may be, the Group companies shall, each as far as they are concerned, respect filing requirements vis-à-vis the competent tax and social security authorities that they may be required to comply with.

16. LOI APPLICABLE – COMPÉTENCE	16. GOVERNING LAW - JURISDICTION

Ce Plan est soumis et sera interprété selon les dispositions du droit français en vigueur à la date d’adoption du Règlement de ce Plan ou celles qui les remplaceraient le cas échéant.

Tout différend né à l’occasion du présent Plan relèvera de la compétence exclusive des tribunaux compétents dans le ressort de la Cour d’appel de Paris.

This Plan is governed by and will be construed in accordance with the provisions of French law in force on the date of adoption of this Plan Rules or those that may replace them.

Any dispute arising out of this Plan shall be exclusively submitted to the relevant courts under the jurisdiction of the Paris Court of Appeal.

17. LANGUE	17. LANGUAGE

Le présent Règlement du Plan est rédigé en langues française et anglaise, étant précisé que la traduction en langue anglaise l’est à des fins d’information uniquement. En cas de contradiction entre les stipulations en langue française et leur traduction en anglais, seule la version française fera foi.	These Plan Rules are drafted in both French and English languages, it being specified that the English translation is for information purposes only. In case of inconsistency between the terms in French and their translation in English, the French version shall prevail.

Annexe

Appendix

Country Addendum

Ce Country Addendum comprend des informations, exclusions de garanties et/ou stipulations additionnels spécifiques aux pays énumérés ci-dessous, qui s’appliquent aux personnes travaillant ou résidant dans ces pays et qui peuvent impacter matériellement le Bénéficiaire qui participerait au Plan. Ces informations, exclusions de garanties et/ou stipulations peuvent également s’appliquer, à compter de la Date d’Attribution, si le Bénéficiaire se déplace vers ou est ou devient autrement soumis aux lois applicables ou aux politiques de la Société du pays concerné. Toutefois, les règlementations sur les changes et autres lois locales étant sujettes à des modifications fréquentes, il est conseillé au Bénéficiaire de consulter son propre conseiller juridique, fiscal et social avant d’accepter les Options ou de détenir ou de céder des Actions Ordinaires acquises dans le cadre du Plan.

This Country Addendum includes additional country-specific notices, disclaimers, and/or terms and conditions that apply to individuals who work or reside in the countries listed below and that may materially impact the Beneficiary’s participation in the Plan. Such notices, disclaimers, and/or terms and conditions may also apply, as from the date of grant, if the Beneficiary moves to or otherwise is or becomes subject to the applicable laws or company policies of the country listed. However, because foreign exchange regulations and other local laws are subject to frequent change, the Beneficiary is advised to seek advice from his own personal legal, tax and social advisor prior to accepting the Options or holding or selling Ordinary Shares acquired under the Plan.

La Société ne fournit aucun conseil fiscal, social, juridique ou financier et ne fait aucune recommandation concernant l’acceptation par le Bénéficiaire des Options ou sa participation au Plan. Sauf indication contraire ci-dessous, les termes commencés par une majuscule auront la signification qui leur est donnée dans le Plan et la Notification d’Attribution. Le présent Country Addendum fait partie intégrante du Plan et doit être lu conjointement avec celui-ci.

The Company is not providing any tax, social, legal or financial advice, nor is the Company making any recommendations regarding the Beneficiary’s acceptance of the Options or participation in the Plan. Unless otherwise noted below, capitalized terms shall have the same meaning assigned to them under the Plan and the Notice of Grant. This Country Addendum forms part of the Plan and should be read in conjunction with the Plan.